Exhibit 10.23

Pursuant to Item 601(b)(10)(iv) of Regulation S-K, certain identified information marked with [*****] has been excluded from the exhibit because it is both (i) not material and (ii) the type that the registrant treats as private or confidential

Monash Innovation Labs Companies on Campus - Licence

Date	02-Feb-2024 | 2:49 PM AEDT

By	Monash University ABN 12 377 614 012 of Wellington Road, Clayton, Victoria 3800 (Monash)

In favour of	The Licensee referred to in Item 1 of the Reference Schedule (Licensee)

Background

A.	Monash owns the Land on which the Building is erected.

B.	The Licensee and Monash are parties to the Framework Agreement relating to the Licensee’s access to Monash resources, equipment and facilities on campus, including to facilitate collaborations between industry, researchers and students.

C.	The Licensee has asked Monash to grant the Licensee a licence of part of the Building as part of its access to Monash facilities on campus.

D.	Monash has agreed to grant the licence subject to the following terms.

Operative provisions

1.	Definitions

1.1	Definitions

In this agreement:

Building means the building specified in Item 3.

Business Day means a day that is not a Saturday, Sunday or public holiday and on which banks are open for business generally in Melbourne.

Commencing Date means the date in Item 4.

Common Areas means those parts of a Building provided by Monash for common use by the occupants of the Building including the entrances, lobbies, corridors, vestibules, stairways, lifts, toilets, meeting and conference rooms and other common amenities;

Expiry Date means the earlier of:

(a)	the date in Item 5 (if any); and

(b)	the date that is 12 months from the Commencing Date.

Framework Agreement means the agreement between Monash and the Licensee entitled “Monash Innovation Labs Companies on Campus Framework Agreement”.

Insolvent for a natural person has the same meaning as that under the Bankruptcy Act 1966 (Cth), and for a corporation has the same meaning as that under the Corporations Act 2001 (Cth).

Land means the land specified in Item 2 on which the Building is erected.

Licence Fee means the yearly amount in Item 6.

Licensed Area means that part of the Building specified in Item 7.

Licensee’s Employees means the Licensee’s directors, employees, officers, consultants, agents, contractors and invitees or any of them.

Permitted Use means the use specified in Item 8.

Plan means the plan of the Licensed Area attached as Annexure A.

Security Deposit means a cash bond in the amount listed in Item 13 to be held by Monash as a guarantee for the performance of all the Licensee’s obligations in respect of the Licensed Area.

Special Conditions means the special conditions set out in Item 15.

Term means the term of the licence granted under this agreement, beginning on the Commencing Date and ending on the Expiry Date, unless terminated earlier in accordance with this agreement.

University Equipment means any equipment provided by Monash in the Licensed Area, as identified in Annexure B.

2.	The licence

2.1	Licence

Monash offers to grant the Licensee a non-exclusive licence for the Term to use:

(a)	the Licensed Area for the Permitted Use, subject to this agreement; and

(b)	those parts of the Common Areas necessary for the Licensee to enjoy the normal use of and access to the Licensed Area.

2.2	No exclusive possession

This agreement does not confer on the Licensee any right of exclusive possession of any part of the Licensed Area. Monash may at any time in its absolute discretion exercise all its rights including its right to enter and use the whole or any part of the Licensed Area. The Licensee must not restrict Monash’s access to the Licensed Area in any way.

2.3	Personal rights only

The rights conferred on the Licensee by this agreement are personal rights in contract only and do not create any tenancy or any estate or interest in the Licensed Area.

2.4	No dealing

The Licensee cannot sublicense or part with or share possession of the Licensed Area or assign, novate or otherwise transfer any of its rights or obligations under this agreement.

2.5	Termination

Monash may terminate this agreement with immediate effect by notice in writing to the Licensee upon the termination or expiry of the Framework Agreement.

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2.6	Holding over

If the Licensee continues to occupy the Licensed Area after the Expiry Date with Monash’s consent, the Licensee occupies the Licensed Area under a monthly licence that:

(a)	subject to clause 8.1, either party may terminate on 1 months’ notice ending on any day; and

(b)	is on the terms and at the licence fee Monash specifies, but if Monash does not specify terms or a licence fee, then the monthly licence is on the same terms as this agreement (with any changes appropriate to a monthly licence) with a monthly licence fee that is one twelfth of the Licence Fee.

2.7	Acknowledgements by Licensee

(a)	If Item 9 indicates that use of the whole or any part of the Licensed Area is shared, the Licensee acknowledges that the Licensor has granted or may grant to any third party rights over the Licensed Area or any part of the Licensed Area that Item 9 indicates is shared.

(b)	If Item 9 indicates that use of the whole or any part of the Licensed Area is not shared then, without limiting clause 2.2, Monash agrees not to grant to any third party rights over the Licensed Area or any part of the Licensed Area that Item 9 indicates is not shared.

(c)	If Item 9 does not indicate whether the Licensed Area or any part of the Licensed Area is shared or not shared, then the Licensee acknowledges and agrees that use of the Licensed Area or that part of the Licensed Area will be deemed to be shared and clause 2.7(a) will apply.

3.	Licence Fee

3.1	Payment of Licence Fee

(a)	The Licensee must pay the Licence Fee to Monash free of all deductions, by equal monthly instalments in advance on the first day of each month and proportionately for any broken period that is less than a month.

(b)	The Licensee must pay the first instalment on the date of this agreement.

3.2	Interest

If the Licensee does not pay an amount when it is due, the Licensee must pay interest on that amount if demanded by Monash (in its discretion) from when the amount becomes due until it is paid in full. Interest is calculated on daily balances at the rate per annum in Item 10 and is fully capitalised on the last day of each month if unpaid.

4.	Licensee’s obligations

4.1	Obligations

The Licensee must:

(a)	keep the Licensed Area in good repair;

(b)	keep the Licensed Area clean, tidy and free of rubbish and vermin;

(c)	not affix any signs, advertisements or notices or make any alterations to the Licensed Area without Monash’s prior written consent (not to be unreasonably withheld), the reasonable cost of which must be borne by the Licensee;

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(d)	not use the Licensed Area for any purpose except the Permitted Use;

(e)	comply on time with all laws, by-laws, regulations and the requirements of authorities in connection with the Licensed Area and Common Areas and the Licensee’s use and occupation of the Licensed Area and the Common Areas;

(f)	take out, maintain and comply with any necessary approvals, licences and permits required to operate the Licensed Area for the Permitted Use;

(g)	comply with its obligations pursuant to the Framework Agreement;

(h)	ensure that all equipment which the Licensee brings on the Licensed Area comply with all relevant Australian standards and be tested and tagged in accordance with those Australian standards;

(i)	comply with all reasonable directions given by any officer of Monash having authority to do so relating to its conduct on the Land or in the Building;

(j)	comply with, and ensure the Licensee’s Employees comply with, Monash’s policies, procedures, guidelines and codes of conduct from time to time and the rules and regulations for the Building;

(k)	not do or allow anything:

(i)	on the Land or in the Building that Monash reasonably considers is dangerous, annoying, offensive, immoral or illegal or which may lower the standard of the Building;

(ii)	that Monash considers (in its absolute discretion) will bring Monash’s reputation into disrepute;

(iii)	to contaminate or pollute the Land or the Building or their environment;

(iv)	that interferes with, obstructs access to, damages or overloads the Building’s facilities;

(v)	whether through advertising, selling procedures, comments in social media or otherwise which may in any way harm the reputation of Monash or reflect unfavourably on the Building, University or other occupiers of premises in the Building or which may confuse, mislead or deceive the public;

(l)	from time to time in accordance with Monash’s directions and to Monash’s satisfaction promptly make good any breakage defect or damage to any University Equipment, the Licensed Area or to any Building or adjoining building occasioned directly or indirectly by the Licensee or the Licensee’s Employees;

(m)	ensure that the Licensee’s Employees wear personal protective equipment in the laboratories unless Monash acting reasonably advises otherwise;

(n)	not keep or use inflammable, volatile or explosive materials on the Licensed Area without Monash’s written consent;

(o)	not cause a nuisance or disturbance to any other occupiers on the Land;

(p)	not damage or destroy anything on the Land or in the Building; and

(q)	not occupy or allow the Licensed Area to be occupied by a greater number of persons than that specified in Item 14 as the maximum safe occupancy of the Licensed Area.

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4.2	Policies and Procedures

(a)	The Licensee must familiarise itself with, and must comply with Monash’s policies, procedures, guidelines and codes of conduct (as amended from time to time), including those in relation to occupational health and safety, employment of students, environmental and building legislative compliance issues such as emergencies, evacuations, dangerous goods and hazardous substances, radiation control, environmental and bio-safety standards, ethics, equal opportunity, procurement, conflicts of interest, crisis management, human resources, information technology and finance and including all Monash policies available at https://www.monash.edu/companies-on-campus or otherwise notified by Monash to the Licensee from time to time.

(b)	Compliance with clause 4.2(a) may involve the Licensee being required to attend briefing sessions arranged by Monash from time to time.

(c)	The Licensee understands that, as a university, Monash might also have specific policies and requirements relating to employment of students and others which must be adhered to.

4.3	Environment and wellbeing initiatives

The Licensee must work with Monash and use all reasonable endeavours to participate and follow any programs or initiatives encouraged and implemented by Monash, including but not limited to health and wellbeing and sustainable practices.

4.4	Charged services

The Licensee acknowledges and agrees that access to and utilisation of certain services and facilities made available by Monash in connection with the use of the Licensed Area will be on a fee per use or fee for service basis, as advised by Monash from time to time (including at https://www.monash.edu/companies-on-campus). The Licensee must pay to Monash on demand all fees payable by the Licensee for its access to and utilisation of services and facilities made available by Monash on a fee for use or fee for service basis.

4.5	Additional rules

Monash may from time to time promulgate further rules and regulations not inconsistent with or in derogation of the rights of the Licensee relating to the:

(a)	use, safety, access to, occupation, management, care and cleanliness of any Building;

(b)	storage, management and reporting of dangerous goods within the Licensed Area in accordance with the Dangerous Goods (Storage and Handling) Regulations 2022 (Vic) and all applicable Australian standards;

(c)	preservation of good order in any Building;

(d)	comfort of persons lawfully using any Building including the hours of operation of any air-conditioning installed in the Building and not under the control of Monash;

(e)	closure of any Building or any part of any Building outside the standard business hours of Monash;

(f)	allocation to and the regulation of use of loading docks within any Building; and

(g)	appearance of any Building;

and the Licensee must observe and comply with those rules and regulations at all times.

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4.6	Warranties and acknowledgements

The Licensee:

(a)	accepts the Licensed Area on the Commencing Date in an ‘as-is’ condition with any existing fitout in place, and acknowledges and agrees that Monash does not make or give any warranty in relation to any existing fitout; and

(b)	warrants that it will not use the Licensed Area wholly or predominantly for the sale or hire of goods by retail or the retail provision of services within the meaning of the Retail Leases Act 2003 (Vic).

5.	Insurances, indemnities and releases

5.1	Licensee accepts risk

The Licensee enters the Building and uses the Licensed Area at its own risk.

5.2	Insurance

The Licensee must:

(a)	not do anything that could:

(i)	prejudice any insurance of the Licensed Area or the Building or property in them; or

(ii)	increase the premium for that insurance, without Monash’s consent;

(b)	in addition to any requirements under the Framework Agreement, keep current during the Term and any holding over period public risk insurance for at least the amount in Item 11 and all other insurances required by law or that Monash requires in connection with the Licensed Area;

(c)	pay to Monash on demand any increase in insurance premiums payable by Monash in connection with additional risks caused or contributed to by the act, omission, negligence or default of the Licensee or the Licensee’s Employees; and

(d)	give Monash on demand evidence that the Licensee has complied with clause 5.2(b).

5.3	Indemnity

The Licensee is liable for and indemnifies Monash against all liability, loss, costs and expenses arising from or incurred in connection with:

(a)	anything (including damage, loss, injury and death) caused or contributed to by the act, omission, negligence or default of the Licensee or the Licensee’s Employees or the Licensee’s use of the Licensed Area or Common Areas;

(b)	anything occurring on, originating in, or coming from, the Licensed Area or Common Areas, unless it is caused by Monash’s negligence;

(c)	the Licensee’s default under this agreement;

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(d)	the termination of this agreement (including Monash’s loss of the benefit of the Licensee complying with the Licensee’s obligations under this agreement from the date this agreement is terminated until the Expiry Date) if this agreement is terminated:

(i)	because of the Licensee’s default under this agreement or the Licensee’s repudiation of this agreement;

(ii)	under clause 7 and:

A.	an insurer refuses to pay a claim because of;

B.	any insurance in connection with the Building is prejudiced because of; or

C.	the destruction, damage or inaccessibility was caused or contributed to by,

the act, omission, negligence or default of the Licensee or the Licensee’s Employees.

5.4	Release

The Licensee releases Monash from all, and agrees that Monash is not liable for any, liability, loss, costs and expenses arising from or incurred in connection with:

(a)	anything (including damage, loss, injury and death) unless it is caused by Monash’s negligence;

(b)	Monash doing anything Monash is permitted or obliged to do under this agreement; and

(c)	the electricity service, or any other service, being interrupted, broken down or not being available.

5.5	No representation or warranty

Monash does not represent or warrant:

(a)	that the Licensed Area is suitable to be used for the Permitted Use or for any other activity to be undertaken by the Licensee on the Licensed Area;

(b)	that any fitout, University Equipment or services that may be available on the Licensed Area are suitable for the Permitted Use; or

(c)	that the Licensed Area may lawfully be used for the Permitted Use.

6.	Default

The Licensee is in default under this agreement and Monash may terminate this agreement immediately by notice to the Licensee if:

(a)	the Licensee does not pay the Licence Fee or any other money as required by this agreement and that default continues for at least 14 days;

(b)	the Licensee does not comply with any other obligation under this agreement and does not remedy that default within 14 days after Monash gives the Licensee a notice requiring the Licensee to remedy the default; or

(c)	the Licensee becomes Insolvent.

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7.	Destruction of or damage to the Building

7.1	Abatement

If the Building is destroyed or the whole or any part of the Building is damaged so that the whole or part of the Licensed Area is unfit or substantially unfit for the Licensee to use, or if, for any reason, the Licensed Area is inaccessible or substantially inaccessible, the Licensee:

(a)	need not pay instalments of Licence Fee for the period during which the Licensed Area is unfit for the Licensee to use or during which the Licensee does not have access to it; or

(b)	may reduce instalments of the Licence Fee for the period during which the Licensed Area is substantially unfit for the Licensee to use or is substantially inaccessible by a proportion equal to the Licensee’s loss of amenity to the Licensed Area.

7.2	Termination

If the Building is wholly or substantially damaged, even if the Licensee has access to and can use the Licensed Area, Monash may give the Licensee a notice terminating this agreement on a date that is at least 1 month after Monash gives the notice.

7.3	No obligation to rebuild

Monash is not obliged by this clause 7 to rebuild or repair the Building or the Licensed Area.

8.	Licence ends

8.1	Events

This agreement ends on the earliest to occur of:

(a)	the Expiry Date (but if the Licensee holds over under this agreement with Monash’s consent under clause 2.6, the date the holding over ends); and

(b)	the date this agreement is terminated.

8.2	Licensee to vacate

When this agreement ends, the Licensee must:

(a)	unless otherwise agreed by Monash, remove any equipment installed by the Licensee in the Licensed Area;

(b)	promptly remove all its possessions and equipment, advertising and signage from the Licensed Area and the Building and reinstate the Licensed Area to the condition it was in at the beginning of this agreement;

(c)	vacate the Licensed Area and leave it in good order and clean and tidy condition to Monash’s reasonable satisfaction; and

(d)	make good, if requested by Monash, any damage caused to the Building by removing the Licensee’s possessions and equipment, advertising and signage and vacating the Licensed Area.

8.3	Failure to vacate

If the Licensee does not comply with its obligations under clause 8.2 on time, Monash may comply with these obligations (if necessary, in the Licensee’s name) at the Licensee’s risk and expense. The Licensee must pay Monash on demand as liquidated damages a sum equal to the cost to Monash of complying with that clause.

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9.	General

9.1	Governing law

This agreement is governed by and must be construed according to the law applying in Victoria.

9.2	Jurisdiction

Each party irrevocably:

(a)	submits to the non-exclusive jurisdiction of the courts of Victoria, and the courts competent to determine appeals from those courts, with respect to any proceedings that may be brought at any time relating to this agreement; and

(b)	waives any objection it may now or in the future have to the venue of any proceedings, and any claim it may now or in the future have that any proceedings have been brought in an inconvenient forum, if that venue falls within clause 9.2(a).

9.3	Indemnity

(a)	Each indemnity by the Licensee in this agreement is a continuing obligation, separate and independent from the other obligations of the Licensee, and survives termination or expiry of this agreement.

(b)	It is not necessary for University to incur expense or to make any payment before enforcing a right of indemnity conferred by this agreement.

(c)	The Licensee must pay on demand any amount it must pay under an indemnity in this agreement.

9.4	Licensee’s Employees

(a)	The Licensee is responsible for the actions of the Licensee’s Employees when they are in the Licensed Area or the Building.

(b)	The Licensee must ensure that the Licensee’s Employees:

(i)	familiarise themselves with the Licensee’s obligations under this Agreement, including Monash’s policies, procedures, guidelines and codes of conduct and any rules and regulations in respect of use and occupation of the Licensed Area; and

9.5	Cause

(i)	comply, if appropriate, with the Licensee’s obligations under this agreement.

If this agreement says that the Licensee must not do something, the Licensee must not do anything that could result in that thing happening.

9.6	Changes by legislation

If the Licensee’s rights or obligations under this agreement are changed by legislation so that Monash’s rights or obligations are adversely affected, the Licensee waives its rights under that legislation to the extent that it is not prohibited by that or any other legislation.

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9.7	Right to rectify

Monash may do anything that the Licensee should have done under this agreement but that the Licensee has not done or that Monash reasonably considers the Licensee has not done properly.

9.8	Amendments

This agreement may only be varied by a document executed by or on behalf of each party.

9.9	Waiver

(a)	Failure to exercise or enforce, or a delay in exercising or enforcing, or the partial exercise or enforcement of, a right, power or remedy provided by law or under this agreement by a party does not preclude, or operate as a waiver of, the exercise or enforcement, or further exercise or enforcement, of that or any other right, power or remedy provided by law or under this agreement.

(b)	A waiver or consent given by a party under this agreement is only effective and binding on that party if it is given or confirmed in writing by that party.

(c)	No waiver of a breach of a term of this agreement operates as a waiver of another breach of that term or of a breach of any other term of this agreement.

9.10	Further acts and documents

Each party must promptly do all further acts and execute and deliver all further documents (in form and content reasonably satisfactory to that party) required by law or reasonably requested by another party to give effect to this agreement.

9.11	Relationship between the parties

The parties to this agreement are independent contracting parties and nothing in this agreement shall make either party the agent or legal representative of the other or give rise to the relationship of employment or partnership between the parties. This agreement is not to be construed so as to create any relationship between the parties other than the relationship of licensor and licensee upon the terms and conditions only as provided in this agreement.

9.12	Notices

Any notice under this agreement will be effective if made in writing and delivered by email, hand or post to the representative of the other party. A notice under this agreement is deemed to be received by the addressee:

(a)	in the case of an email, on the Business Day on which it is sent or, if it is sent on a non-Business Day, the next Business Day;

(b)	in the case of hand delivery, when delivered; and

(c)	in the case of postal delivery, on the third Business Day after posting.

9.13	Severance

If at any time any provision of this agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, that will not affect or impair:

(a)	the legality, validity or enforceability in that jurisdiction of any other provision of this agreement; or

(b)	the legality, validity or enforceability under the law of any other jurisdiction of that or any other provision of this agreement.

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9.14	Electronic execution

Each party agrees and consents to:

(a)	their communication of an offer and acceptance of this agreement; or

(b)	execution of this agreement,

being by any electronic method the other party uses, including signing on an electronic device or by digital signature.

9.15	Special Conditions

The parties agree to comply with the Special Conditions (if any).

10.	GST

10.1	Goods and Services Tax

(a)	Subject to any other provision of this agreement expressing a contrary intention, if GST is imposed on a supply made under it then the party paying for the supply must pay the amount of the GST to the party making the supply at the same time as and in addition to the amount payable for the supply.

(b)	A party making a taxable supply under this agreement must give the recipient a tax invoice for the taxable supply when that supply is made.

(c)	In this clause “GST” refers to goods and services tax under A New Tax System (Goods and Services) Act 1999 (Cth) (“GST Act”) and the terms used have the meanings as defined in the GST Act.

11.	Security Deposit

11.1	Security Deposit

(a)	On or before the Commencing Date, the Licensee must deliver the Security Deposit to Monash on terms acceptable to Monash (acting reasonably).

(b)	If the Licensee does not comply with any of the Licensee’s obligations under this Licence, then Monash may call on the Security Deposit without notice to the Licensee.

(c)	If Monash calls on the Security Deposit, then no later than seven days after Monash gives the Licensee a notice asking for it, the Licensee must deliver to Monash a replacement or additional Security Deposit so that the amount secured is always equal to the amount listed in Item 13.

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Reference schedule

Item 1	Licensee

Gelteq Limited

ABN 31 619 501 254 / ACN 619 501 254

Level 4, 100 Albert Road, South Melbourne, VIC 3025

Item 2	Land

Monash University Clayton Campus, Wellington Road, Clayton Victoria 3800, being the land comprised in Certificate of Title Volume 8504 Folio 966

Item 3	Building

Monash Innovation Labs, Building 69, 22 Alliance Lane, Clayton VIC 3168

Item 4	Commencing Date

05 February 2024

Item 5	Expiry Date

02 February 2025

Item 6	Licence Fee

$127,737.21 (From Commencement Date to Expiry Date)

Item 7	Licensed Area

B69 G60A and B69 G60 having an area of approximately 62.35 m2 (Wet-Lab) as shown hatched in the Plan and including any University Equipment identified in Annexure B.

Item 8	Permitted Use

Office and laboratory space for scientific research provided that the Tenant must not use the Licensed Area wholly or predominantly for the sale or hire of goods by retail or the retail -provision of services within the meaning of the Retail Leases Act 2003 (Vic)

Item 9	Licensed Area Shared?

No

Item 10	Interest rate

2% per annum higher than the rate fixed from time to time under the Penalty Interest Rates Act 1983 (Vic)

Item 11	Amount of public risk insurance

[*****]

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Item 12	Address for service of notices

University

Name:	Monash University, Property and Leasing

Address:	30 Research Way, Clayton VIC 3800

Email:	[*****]

For the attention of: Property Manager, Monash Innovations Labs

Licensee

Name:	Gelteq Limited

Address:	Level 4, 100 Albert Road, South Melbourne, VIC, 3025

Email:	[*****]

For the attention of: Nathan Givoni

Item 13	Amount of Security Deposit

$[*****] Inclusive of GST

Item 14	Maximum occupancy

10 full time equivalent employees

Item 15	Special Conditions

1.	Monash acknowledges that the Faculty of Engineering will subsidise the Licence Fee on account of the Licensee to an amount equal to 30% for no additional terms and will be responsible for payment of the subsidy directly to Monash in accordance with this agreement.

By signing below, the Licensee accepts the offer of a licence from Monash on the terms set out in this document.

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Executed as an agreement.

Signed for and on behalf of Monash University by its authorised representative:

/s/ Authorized Representative
Signature of Authorised Representative

Authorised Representative
Name of Authorised Representative

Executive Director, Buildings and Property
Title

02-Feb-2024 | 2:49 PM AEDT
Date

Executed by the Licensee in accordance with section 127 of the Corporations Act 2001 (Cth):

/s/ Nathan Givoni	/S/ Simon Szewach
Signature of director	Signature of company secretary/director

Nathan Givoni	Simon Szewach
Full name of above signatory	Full name of above signatory

02-Feb-2024 | 10:06 AM AEDT	02-Feb-2024 | 10:50 AM AEDT
Date	Date

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Annexure A - Plan of Licensed Area

Room Name	Room Type	SQM
B69 G60A	Wet Lab	17.59
B69 G60	Wet Lab	44.76

*As	indicated in orange in the below floorplan

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Annexure B - University Equipment

Please note that the furniture installation photographed does not accurately reflect the configuration outlined above. The furniture will be reconfigured per the notes below prior to move-in. All furniture has been newly installed at the beginning of the license term.

Bld 69 Rm G60 - Wet Lab

Fit out

●	Flooring - Sheet Vinyl, R10 Slip Resistance
●	Ceiling - ‘Clean Room’ Anti-Microbial Acoustic Ceiling Tiles and Grid, with section of plaster
●	Four (4) station island bench lab benches with bench mounted service spine
●	Wall mounted lab benches with -
o	Bench mounted sink and tap mixer with hot/cold water
o	Cupboard suite
●	Two (2) fume cupboards
●	Emergency eye wash station with paper towel & soap dispensers
●	Emergency shower station with TMV
●	30L Dangerous Goods Cabinet
●	Six (6) lab stools
●	Under bench laboratory mobile drawer units
o	Three (3) wide
o	One (1) thin
●	140L bin
●	Spill kit
●	3.5kg Carbon Dioxide type stored pressure fire extinguisher

Services

●	GASES: Oxygen, Nitrogen, Carbon Dioxide, Compressed Air
●	GAS DETECTION SYSTEM: Oxygen & Carbon Dioxide
●	HEATING & COOLING: Ducted HVAC, humidity monitored. Preconditioned outside air.
●	TEMPERATURE CONTROL: Controller and sensor in room.
●	SECURITY: Card Reader, Electric Door Strike (Free handle exit), Reed Switches
●	WIRELESS DATA: WAP Ceiling mounted

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Bld 69 Rm G60A - Wet Lab

Fit out

●	Flooring - Sheet Vinyl, R10 Slip Resistance
●	Ceiling - ‘Clean Room’ Anti-Microbial Acoustic Ceiling Tiles and Grid, with section of plaster

●	Two (2) office desk sets including –
o	sit-to-stand office desk
o	backing privacy board
o	top mounted power board
o	task chair
o	under bench office mobile drawer unit (standard size)

●	Wall mounted full height cupboards

Services

●	GASES: Oxygen, Nitrogen, Carbon Dioxide, Compressed Air
●	GAS DETECTION SYSTEM: Oxygen & Carbon Dioxide
●	HEATING & COOLING: Ducted HVAC, humidity monitored. Preconditioned outside air.
●	TEMPERATURE CONTROL: Controller and sensor in room.
●	SECURITY: Card Reader, Electric Door Strike (Free handle exit), Reed Switches
●	WIRELESS DATA: WAP Ceiling mounted

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